NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS FIRST QUARTER 2006 RESULTS
Total Loans Increase 44.8% and Core Deposits Increase 31.2% Leading to Record Quarterly Net Income Up 43.0%

EUGENE, OR, April 19, 2006 --- Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the first quarter ended March 31, 2006.

Net income for the first quarter 2006 was $2.9 million, a 43.0% increase from 2005 first quarter net income of $2.1 million. Earnings per diluted share were $0.28 for the first quarter 2006 compared to $0.23 per share reported for the prior year first quarter. Return on assets and return on tangible equity for the first quarter were 1.50 % and 19.55%, respectively, compared to 1.57% and 16.38%, respectively, for the comparable period of 2005.

The acquisition of Seattle-based Northwest Business Bank was completed on November 30, 2005 and, therefore, the results for the first quarter 2006 include the financial results from the Seattle operations. The acquisition was accounted for under the purchase-method of accounting and, accordingly, the results of the Seattle operations have been included in the consolidated financial statements only since the date of acquisition. In addition, during the first quarter 2006 the company implemented “FAS 123(R),” Share-Based Payment”, which requires the expensing of stock options. The company elected to implement FAS 123(R) on a modified prospective method, meaning there was no restatement of prior periods. During the first quarter 2006, the company recognized $138 thousand in stock option expense, which reduced after-tax earnings per share by approximately $0.01 for the quarter.

At March 31, 2006, total assets were $808.1 million, up 48.0% from the $546.0 million that was reported a year ago. Earnings for the first quarter 2006 were positively impacted by the significant year-over-year growth in loans and core deposits. Period-end loans increased 44.8% or $217.7 million, $150.5 million of which is attributable to the Seattle operations. Period-end core deposits increased 31.2% or $126.0 million, with $71.9 million attributable to the Seattle operations. Period-end gross loans, including loans held for sale, for the first quarter 2006 increased $24.9 million from December 31, 2005, while core deposits declined by $0.1 million for the same period. A decline in core deposits during the first quarter is the typical historical and seasonal experience for Pacific Continental. Core deposits at quarter end were $529.7 million, essentially level with the 2005 year-end amount. Additional funding was provided through increases in wholesale deposits and borrowings. Pacific Continental’s management believes prospects for increased loan and deposit activity are good as new business opportunity pipelines are increasing in all three of the bank’s principal markets: Seattle, Portland and Lane County.

“During the first quarter, we achieved a number of important milestones including the full operational and systems integration of Northwest Business Bank, enabling Pacific Continental to recognize cost savings and efficiencies earlier than was first expected,” said Hal Brown, President and CEO of Pacific Continental Corporation. “With the successful integration behind us, we were then able to accelerate our planned expansion into the Vancouver, Washington market by announcing a downtown office location scheduled to open later this spring,” added Brown.

Operating revenue, which includes net interest income plus noninterest income, was $10.3 million for the quarter compared to $7.9 million for the comparable quarter of the prior year. Net interest income was $9.4 million, up $2.5 million or 35.6% compared to first quarter last year. The increase in net interest income is entirely attributed to the 45.9% growth in year-over-year average earning assets. This robust growth was partially offset by a decline in the bank’s net interest margin.

The bank’s net interest margin for the quarter was 5.25%, a decline of 40 basis points from the first quarter 2005 and a 21 basis point decline from the December 2005 net interest margin of 5.46%. The month of December 2005 represented the first full month of results from operations for the combined companies. The decline in net interest margin in first quarter 2006 from first quarter 2005 had been expected as a result of the acquisition of the Northwest Business Bank. The net interest margin decline from the month of December 2005 follows, in part, from the aforementioned seasonal decline in average core deposits and the need to fund a portion of the loan growth with higher cost wholesale funding. The bank continues to benefit from a high level of non-interest bearing checking account balances, which at March 31, 2006 represented 26.5% of total deposits and funded 20.2% of total assets. Notwithstanding potential Federal Reserve action to increase market interest rates, as has been the recent pattern, management currently expects some improvement in its net interest margin during the second quarter as the bank remains asset sensitive and historically experiences increased core deposit growth during the second quarter.

Credit quality of the bank’s loan portfolio continues to be very good. Nonperforming assets as a percent of total assets was just 0.04%. For the first quarter 2006, the bank provided $250 thousand to the allowance for loan losses compared to $300 thousand and $225 thousand for the fourth and first quarters of 2005, respectively. At March 31, 2006 the ratio of the allowance for loan losses to total loans was 1.15%, and represented a coverage ratio of 2,751% of net nonperforming loans. In addition, at March 31, 2006, $251 thousand is reserved for unfunded loan commitments and is classified in other liabilities on the balance sheet. Considering the current high quality of the loan portfolio, management believes that the bank’s reserves are currently sufficient. Although dependent upon loan growth, management expects to maintain 2006 loan loss provisions at current levels, and for the second quarter expects to provide between $300 and $400 thousand in the provision for loan loss.

First Quarter 2006 Highlights:
•	Net income increased 43.0% over first quarter last year.
•	Period-end loans and core deposits increased 44.8% and 31.2%, respectively from first quarter last year.
•	Completed the integration of Northwest Business Bank operations and systems ahead of schedule.
•	Announced expansion plans and identified the site and office manager for a Vancouver, Washington office location
•	Selected for the 5th consecutive year to the Oregon Business magazine’s “Top 100 Best Companies” annual survey.
•	Paid an $0.08 per share quarterly dividend, a 14.3% annualized increase and the sixth consecutive year the cash dividend has increased.

Live Audio Webcast
Pacific Continental is offering a live telephone conference call and audio Webcast for interested parties relating to its first quarter results on Wednesday, April 19, 2006 at 1:30 p.m. Pacific Time. To listen to the conference call interested parties should call (877) 244-9115 and provide the pass code: “Pacific Continental first quarter earnings”, leader: Hal Brown. To listen to the live audio Webcast, click on the Presentations link within the Investor Relations section on the company’s home page (http://www.therightbank.com/).

The Webcast replay will also be available within two days following the live Webcast, and archived for one year on the Pacific Continental Website. Any questions regarding the conference call presentation or Webcast should be directed to Michael Reynolds at 541/686-8685.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through thirteen banking offices in western Oregon and Washington State. Pacific Continental is unique among Pacific Northwest community banks with offices in three of the northwest region's largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-two years.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2004, Oregon Business magazine ranked Pacific Continental as the #1 Oregon company to work for within its size category. In 2003, the United Way of Lane County selected Pacific Continental as its "Outstanding Corporate Citizen." The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its 2002 "Business of the Year." Pacific Continental Corporation's shares are listed on the NASDAQ National Market under the symbol "PCBK." Additional information on Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

Pacific Continental Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward- looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company's banking subsidiary, particularly with respect to commercial and residential real estate lending; changes in the regulatory environment and increases in associated costs, particularly on-going compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank's Portland, Seattle markets; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; and similar matters. In regards to the acquisition of Northwest Business Bank completed on November 30, 2005, it may be more difficult, costly and/or time-consuming to combine the two companies than the parties anticipate, thereby creating post-integration disruption and difficulties. In addition, the combined company may fail to realize projected cost savings and revenue enhancement and the accretive effect of the acquisition on Pacific Continental's earnings. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward- looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time-to-time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

Consolidated Statements of Income
For the Period Ended
(Amounts in $ Thousands, except per share data)

	31-Mar-06	31-Mar-05
Interest income	$14,002	$8,673
Interest expense	$4,642	$1,769
Net interest income	$9,360	$6,904
Provision for loan losses	$250	$225
Noninterest income	$957	$972
Noninterest expense	$5,389	$4,330
Income before taxes	$4,678	$3,321
Taxes	$1,746	$1,271
Net income	$2,932	$2,050

Net income per share
Basic	$0.28	$0.24
Fully diluted	$0.28	$0.23

Outstanding shares, end of period	10,502,922	8,738,865
Outstanding shares, quarter average (basic)	10,379,908	8,697,487
Outstanding shares, quarter average (diluted)	10,566,140	8,955,543

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except for per share data)

	For Period Ended
Balance Sheet	31-Mar-06	31-Mar-05
Loans, including held for sale, at period end	$703,835	$486,115
Real estate secured loans at period end	$540,241	$357,131
Commercial loans at period end	$150,714	$115,206
Other loans at period end	$12,880	$13,778
Allowance for loan losses at period end	$8,088	$5,380
Allowance for outstanding commitments incl. in liabilities	$251	$182
Goodwill and core deposit intangible	$24,146	$276
Assets at period end	$808,134	$545,995
Deposits at period end	$615,228	$435,226
Core deposits at period end (1)	$529,733	$403,717
Stockholders' equity at period end (book)	$86,251	$51,113
Stockholders' equity at period end (tangible) (2)	$62,105	$50,837
Loan, average	$687,751	$471,118
Earning assets, average	$723,208	$495,609
Assets, average	$792,914	$529,818
Deposits , average	$588,983	$424,987
Core deposits, average (1)	$512,399	$394,005
Stockholders' equity, average (book)	$84,996	$51,036
Stockholders' equity average (tangible) (2)	$60,830	$50,760

Financial Performance
Return on average assets	1.50%	1.57%
Return on average equity (book)	13.99%	16.29%
Return on average equity (tangible) (2)	19.55%	16.38%
Net interest margin	5.25%	5.65%
Efficiency ratio (3)	52.23%	54.97%
Net income per share
Basic	$0.28	$0.24
Fully diluted	$0.28	$0.23

Loan Quality
Loan charge offs	$11	$90
Loan recoveries	($57)	($21)
Net loan charge offs (recoveries)	($46)	$69

Non-accrual loans	$287	$956
90-day past due	$34	$16
Gross nonperforming loans	$321	$972
Government guarantees on
non-accrual and 90-day past due	($27)	($119)
Net nonperforming loans	$294	$853
Foreclosed property	$22	$262

Nonperforming assets, net of government guarantees	$316	$1,115

Loan Quality Ratios
Non-accrual loans to total loans	0.04%	0.20%
Nonperforming assets to total assets	0.04%	0.20%
Allowance for loan losses to net nonperforming loans	2751.02%	630.72%
Net loan charge offs (recoveries) to average loans, annualized	-0.03%	0.06%
Allowance for loan losses to total loans	1.15%	1.11%

(1) Core deposits include all demand, savings, and interest checking accounts, plus all local time deposits including local time deposits in excess of $100,000.
(2) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.
(3) Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.